Exhibit 10.3



July 7, 1999


                                        C O N F I D E N T I A L
                                            VIA FEDERAL EXPRESS


July 7, 1999



Charles R. Cole
(Home Address)

Dear Charlie:

This letter will confirm our offer of employment to you, with the specifics to be as follows:

a. Position: You will be employed as Vice President, Distribution Operations. You will report to Dave Porter, in his capacity as Senior Vice President of the Company.

b. Base Salary: Base salary will be payable to you at the rate of One Hundred and Eighty Thousand Dollars ($180,000) per year, payable in accordance with the Company's regular payroll practices.

c. Special Signing Bonus: As a special inducement, we will pay you a special signing bonus of Twenty Five Thousand Dollars
  ($25,000) promptly after you report for work with us.

d.   Moving Expenses and Temporary Living Expenses:  The
  Company will pay or reimburse you for your reasonable moving costs in accordance with standard Company policy.

e. Other Benefits: You will be entitled to participate in all applicable retirement and savings plans and all welfare benefit plans and practices which the Company makes available to its salaried employees generally. In addition:

  o You will participate in the Wisconsin Energy Corporation short-term incentive plan at a target award level of 40 percent of your base salary.

  o You will participate in the Wisconsin Energy Corporation long-term incentive plan. Subject to the approval by the Compensation Committee of the Board of Directors, you will be placed in award category `C.' The previous (1999) awards at that level were an option to purchase 10,000 shares of WEC common stock at fair market value at time of award, plus 2,000 shares of restricted stock.

  o You will participate in the Wisconsin Energy Corporation Supplemental Executive Retirement Plan with respect to monthly benefits "A" and "B." Monthly benefit "A" is designed to make up for any limitations imposed on the amount of your accrued benefit under the Company's tax-qualified defined benefit plan (the "Retirement Account Plan") upon your retirement at or after age 60, because of benefit limits under Section 415 of the Internal Revenue Code or the limit on annual compensation imposed by Section 401(a)(17) of such Code. Monthly benefit "B" is a special supplemental pension benefit equal to a life annuity of 10% of your average total compensation during your highest 36 consecutive months, which will become available to you on your retirement at or after age 60.

  o You will participate in the executive deferred compensation plan, which allows deferral of a portion of base salary and performance awards into a nonqualified fund.

  o You will be eligible to take up to 5 weeks of vacation annually. Your vacation during the balance of 1999 will be pro-rated.

  o You will participate in a split dollar life insurance program at 3 times your base salary.

  o You will be eligible for a financial planning benefit of $4,000 in the first year and every fifth year thereafter, and $2,500 in intervening years.

  o You will also participate on a basis commensurate with other senior executives of the Company in any other executive benefits, which currently include an annual physical examination by a physician or clinic of your choice, travel and accident insurance, and various perquisites.

6. Special Deferred Compensation Benefit: The Company agrees to create a special bookkeeping account (the "Account") and to credit the same with Two Hundred and Fifty Thousand Dollars ($250,000) as of August 1, 1999. This amount will be adjusted as of December 31, 1999 with a pro rata share of investment results and annually thereafter as of December 31 of each year with annual investment results. Investment results will be the same as would have been credited to the Account had it been invested as a part of the funds of the Company's tax-qualified defined benefit plan, the Retirement Account Plan. The current value recorded in the Account will become payable to you in a single lump sum, less applicable withholding, on the first to occur of any of the following events:

  a) Your termination of employment for any reason at any time on or after age 60 (the "Vesting Date").

  b) Your termination of employment at any time prior to the Vesting Date because of death or such disability as prevents you from continuing to substantially perform the duties of your job.

  c) The Company's termination of your employment at any time prior to the Vesting Date without "Cause." "Cause" shall mean any willful and continued failure on your part to substantially perform the duties of your job, or any willful act of misconduct or dishonest act by you involving the Company.

     Should you voluntarily terminate your employment prior to the Vesting Date or should the Company terminate your employment for Cause prior to the Vesting Date, you will forfeit any interest in the Account. Values held in the Account or which become payable to you from the Account will not be included or taken into consideration in the calculation of any benefits due you under any other retirement or welfare benefit plan or program of the Company which bases benefits in whole or in part on compensation.

     The Account will be solely a bookkeeping reserve established by the Company as a device for determining amounts that may become payable to you and any right to receive payments under this paragraph will be an unsecured claim against the general assets of the Company. Any claims for payments under this paragraph will be subject to same claim procedure rules as apply to the Retirement Account Plan.

     You will have the right to name a beneficiary to receive any benefits that may become payable under this paragraph on your death, by filing a written notice with the Company on a form prescribed by it. If you fail to designate a beneficiary, any unpaid benefits due will be paid to your estate.

          __________________________________________

All benefits described above which are further defined in plan documents are subject to all of the terms in those documents which supersede any other description. Management reserves the right in its discretion to change or terminate all current benefit plans or practices and other policies and procedures.

Your employment would be considered at-will; that is, you could be discharged for any reason or no reason at all, at any time and without notice, and likewise, you may resign at any time and without notice. This offer also requires successful completion of a pre-employment drug screen.

This offer supersedes all prior discussions and will remain
open until July 15, 1999.   We look forward to hearing from you
and hope that you will join us for what looks to be an exciting future!

Sincerely,



/s/Richard R. Grigg
------------------------
Richard R. Grigg
President and Chief Operating Officer

Copy to:  Richard Abdoo
          Barbara Bras
          Thomas Fehring/Lisa George